EXHIBIT 99.1

News

Contacts:
Media:
Jenifer Antonacci
610-738-6674
jantonac@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

FDA Accepts TREANDA® New Drug Application

for the Treatment of Relapsed Indolent Non-Hodgkin’s Lymphoma

FDA Decision Expected in October 2008

Frazer, PA – February 19, 2008 – Cephalon, Inc. (Nasdaq: CEPH) today announced that the U.S. Food and Drug Administration (FDA) has accepted the company’s new drug application (NDA) for TREANDA® (bendamustine HCl) for Injection for the treatment of patients with indolent B-cell non-Hodgkin’s lymphoma (NHL) who have progressed during or following treatment with rituximab or a rituximab-containing regimen.  According to the National Cancer Institute, an estimated 30,000 people in the United States were expected to be diagnosed in 2007 with indolent NHL, a serious and slow growing cancer of the lymphatic system that is difficult to treat because patients are prone to relapse after treatment.  Cephalon submitted the TREANDA application for relapsed indolent NHL in December 2007 and a decision from the FDA is expected by October 31, 2008.

“We are pleased that the application for TREANDA to treat relapsed indolent NHL is on track. With two NDAs for TREANDA pending review decisions, 2008 is a significant year for this product and bodes well for the future of Cephalon in oncology,” said Dr. Lesley Russell, Executive Vice President, Worldwide Medical and Regulatory Operations.

The TREANDA NDA for relapsed indolent NHL is supported by three studies in patients with NHL, including two single-agent studies and one in combination with rituximab.  In these studies, patients treated with TREANDA had a high rate of response and a manageable and tolerable side effect profile, with adverse events similar to those observed with other chemotherapy agents such as myelosuppression (decrease in blood counts), nausea, and vomiting.

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

About TREANDA

TREANDA is a hybrid of a purine analog and an alkylator making it a novel chemotherapeutic agent. Preclinical data demonstrate that TREANDA acts in two distinct ways to kill cancer cells. TREANDA damages the DNA in cancer cells, which leads to cell death by a process known as apoptosis (programmed cell death) as well as by an alternate cell death (non-apoptotic) pathway known as mitotic catastrophe (a disruption of normal cell division). The precise mechanism of action of TREANDA in humans has not been fully characterized.

The protocol for the TREANDA NHL pivotal trial received special protocol assessment (SPA) approval from the FDA in February 2006. The SPA process allows for FDA evaluation and acceptance of a clinical trial protocol, including trial size, clinical endpoints and/or data analysis. In 2007, Cephalon filed a request for orphan drug status for TREANDA as a treatment for patients with relapsed indolent NHL and the company is in discussion with FDA about this application.

In September 2007, Cephalon submitted an NDA requesting approval of TREANDA for the treatment of patients with chronic lymphocytic leukemia (CLL), for which the FDA has granted priority review and orphan drug status; a decision by the FDA is expected by March 20, 2008.

Cephalon holds exclusive rights to market and develop TREANDA in the United States. TREANDA is licensed from Astellas Pharma GmbH.  Bendamustine HCl, the active ingredient in TREANDA, is marketed in Germany by Astellas’ licensee, Mundipharma International Corporation Limited, under the tradename RIBOMUSTIN®. In Germany, RIBOMUSTIN is indicated as a single-agent or in combination with other anti-cancer agents for indolent NHL, multiple myeloma, and CLL. SymBio Pharmaceuticals Ltd holds exclusive rights to develop and market bendamustine HCl in Japan and selected Asia Pacific Rim countries.

About Cephalon Oncology

Cephalon Oncology is a strategic business unit focused on the development and commercialization of oncology products and resources for patients and healthcare providers. The Cephalon Oncology portfolio includes a number of promising investigational and marketed compounds. In addition to TREANDA, the Cephalon Oncology therapeutic portfolio in the United States includes TRISENOX® (arsenic trioxide) injection, a product approved in the United States for the treatment of patients with relapsed or refractory acute promyelocytic leukemia, and CEP-701, an oral small molecule inhibitor of tyrosine kinases including FLT-3, TRK and JAK-2, in phase 3 development for acute myeloid leukemia.

In Europe, Cephalon markets three additional oncology products in 19 countries.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, including the results of any clinical programs with respect to TREANDA or the timing or approval of any current or future filings for regulatory approval of TREANDA or other Cephalon Oncology compounds; interpretation of clinical results, particularly with respect to the TREANDA clinical trials; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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